Exhibit 10.20

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into on the 15th day of March 2013 (the “Effective Date”), by and among U.S. Rare Earths, Inc., a Nevada corporation (“USRE” or “the Company”), on the one hand, and H. Deworth Williams (“D. Williams”), Edward F. Cowle (“Cowle”), Geoff Williams (“G. Williams”), and Blue Cap Development Corp., a Nevada corporation (“Blue Cap”)  (collectively referred to herein as “Defendants”), on the other.

WHEREAS, USRE filed a complaint in the Eighth Judicial District Court in Clark County, Nevada against Defendants D. Williams, Cowle, G. Williams, and Blue Cap, Case No. A-12-668230-B (the “Nevada Litigation”), alleging, among other things, claims for declaratory relief and breach of fiduciary duty;

WHEREAS, Defendants D. Williams and Cowle filed a Verified Petition for Extraordinary Relief or, Alternatively, For Issuance of a Writ of Mandamus in the Third Judicial District Court in and for Salt Lake County in the State of Utah, a case subsequently removed to the United States District Court for the District of Utah, Case No. 2:12-cv-00905-RJS (the “Utah Litigation”);

WHEREAS, Defendants filed numerous counterclaims in the Nevada Litigation and brought in other individuals from whom they are seeking derivative relief on behalf of USRE;

WHEREAS, USRE, on or about August 27, 2012, dismissed Defendants Williams and Cowle from the Board of Directors on the ground that they had allegedly violated federal law and otherwise allegedly breached fiduciary duties – allegations that the Defendants have vigorously disputed and which USRE formally retracts by this settlement and Agreement;

WHEREAS, USRE and Defendants (a “Party” or collectively, the “Parties”), in an effort to avoid the expenses, time demands and uncertainties of litigation, have reached an agreement to compromise and settle all disputes between them including, but not limited to, the Nevada Litigation and Utah Litigation;

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties to this Agreement agree (subject to Court review and approval) as follows:

DEFINITIONS

“Defendants” means H. Deworth Williams, Edward F. Cowle, Geoff Williams, and Blue Cap Development Corp.;

“USRE” or “the Company” means U.S. Rare Earths, Inc. and its officers, directors, employees, shareholders, stockholders, attorneys, tax advisors, agents, representatives, and assigns (the “Related Parties”);

The “Nevada Litigation” means U.S. Rare Earths, Inc. v. Williams et al., Case No. A-12-668230-B, Eighth Judicial District Court, Clark County, Nevada;

The “Utah Litigation” means Williams, et al. v. U.S. Rare Earths, Inc., originally filed in the Third Judicial District Court in and for Salt Lake County in the State of Utah, and removed to the United States District Court for the District of Utah, Case No. 2:12-cv-00905-RJS;

The “Claims” means all demands, claims, counterclaims, cross-claims, causes, actions, suits, losses, damages, costs, attorneys’ fees, expenses, demands and amounts claimed due of whatsoever nature, known or unknown, whether in contract or in tort, whether arising at common law, in equity, or by virtue of statute or regulation, and any other causes of action that were or could have been asserted by any Party against any persons, whether a Party or a Related Party, in the Nevada Litigation or the Utah Litigation related to USRE, but excluding any claim for breach of this Settlement Agreement.

AGREEMENT

1. This Agreement is subject to the review and approval of the Court before whom the Nevada Litigation (the “Nevada Court”) is pending.  Upon execution of this Agreement by the parties, this Agreement and its attachments shall be promptly submitted to the Court for appropriate notice to shareholders and approval of settlement.  The parties shall further request that upon final approval by the Court, the litigation pending in Nevada and Utah be dismissed, with prejudice.  This Agreement shall be null and void in its entirety unless the terms set forth herein are approved by the Nevada Court and all related objections or appeal period limits have expired.

2. Except as to any claim based upon a breach of this Agreement, USRE, in consideration of the points and undertakings agreed upon in Paragraphs four (4) through eight (8) below, and for other valuable consideration, the sufficiency of which USRE acknowledges, USRE hereby releases and forever discharges Defendants and their officers, directors, employees, shareholders, stockholders, attorneys, tax advisors, agents, representatives, and assigns from the Claims.

3. Except as to any claim based upon a breach of this Settlement Agreement, Defendants, in consideration of the points and undertakings agreed upon in Paragraphs four (4) through eight (8)  below and for other valuable consideration, the sufficiency of which the Defendants acknowledge, Defendants hereby release and forever discharge USRE and its officers, directors, employees, shareholders, stockholders, attorneys, tax advisors, agents, representatives, and assigns from the Claims.

4. As a material and integral part of this Agreement, Defendants release and forever discharge USRE and its officers, directors, employees, shareholders, stockholders, attorneys, tax advisors, agents, representatives, and assigns as it pertains to:

(a)           the September 12, 2012, sale of an aggregate of 2,045,450 shares of theCompany’s common stock to Lattimore Properties, Inc., a Texas companyaffiliated with John Victor Lattimore, Jr. for a total of $550,000 (five hundredfifty thousand dollars) at a price of $0.27 per share;

(b)           the September 13, 2012, Convertible Secured Promissory Note (“Note” or “NoteAgreement”) entered into between USRE and Unique Materials, LLC (“Holder”),affiliated with John Victor Lattimore, Jr. (Chairman of USRE’s Board of Directors) pursuant to which the Company agreed to issue a Note for $650,000 at 5% interest;

(c)           Defendants hereby release and forever discharge any claim to any interest inthe mining and exploration claims held by USRE, other than such claims asDefendants may hold indirectly as common stockholders of USRE.

5. In settlement of all Claims as defined above, USRE and Defendants further agree that this Agreement is contingent on the simultaneous execution of the Stock Purchase Agreement and Voting Shareholder Agreement attached herein as Exhibits 1 and 2, respectively.  This Agreement shall be null and void unless the Stock Purchase Agreement and Voting Shareholder Agreement are simultaneously executed.  All terms and conditions of the Stock Purchase Agreement and Voting Shareholder Agreement are material to this Agreement and incorporated herein by reference.

6. Subject and subsequent to a successful secondary or other cash-based stock offering or PIPE (private investment in public equity) transaction (or combination thereof) exceeding $6,000,000 (six million dollars) in proceeds at any time throughout the calendar years 2013-2014, USRE agrees:

(a)  pursuant to the terms of the July 19, 2011, Agreement and Plan of Merger between Colorado Rare Earths, Inc., Seaglass Holding Corp. and U.S. Rare Earths, Inc. (Delaware), to assume and maintain the office lease of certain offices of USRE located in Salt Lake City, Utah, and USRE further agrees to pay the ongoing expenses associated with maintaining the lease and cost of operating the office in the amount of $6,000 per month;

(b)  to reimburse Defendant D. Williams for the reasonable business costs and expenses incurred and advanced by him for the benefit of USRE as provided in the July 19, 2011, Agreement and Plan of Merger between Colorado Rare Earths, Inc., Seaglass Holding Corp. and U.S. Rare Earths, Inc. (Delaware) for an amount not to exceed $145,000 total;

(c)  to reimburse Defendants for their costs and fees incurred in the Utah and Nevada Litigations in an amount not to exceed $150,000;

(d)  to use all reasonable efforts to retrieve or “claw back” at least 2.1 million shares of USRE common stock that was authorized to be issued on or about August 27, 2012, to certain individuals for non-cash consideration and future services; and

(e)  that Edward F. Cowle be employed as a senior level executive with the Company with an appropriate compensation package commensurate with that position to be decided by the Board of Directors.

7. Independent of a successful secondary or other cash-based stock offering or PIPE transaction (or combination thereof) exceeding $6,000,000 (six million dollars) at any time throughout the calendar years 2013-2014 or at all, USRE further agrees:

(a) That Kevin Cassidy and his firm, Logic International Consulting Group, LLC (“Logic”), including Logic’s affiliate Agincourt Capital, LLC (“Agincourt”), a FINRA registered broker-dealer, and James J. Cahill, Agincourt’s Managing Director and Registered Principal (“Cahill”), shall be compensated for their consulting services rendered to date and through the settlement of this litigation in the amount of three million (3,000,000) restricted shares and a Convertible Unsecured Promissory Note in the amount of $650,000 (six hundred fifty thousand dollars) convertible at one dollar ($1.00) per share of USRE common stock.  This does not include the standard or customary compensation that Cahill may earn through Agincourt’s normal course of business as Logic’s affiliated broker-dealer.  Logic further agrees, following consultation with the USRE Board of Directors, to restructure its consulting services agreement with USRE in good faith.

(b) That the Defendants have represented that they are principals in a private Idaho entity known as Thorium Energy, Inc. (formed in  2007) (“Thorium Energy”), which, in conjunction with other geologists and experts, has developed, and is developing, a proprietary process to extract, separate, process and handle the radioactive rare earths mining by-product known as thorium, widely considered to be a hazardous liability with regard to rare earths, and known to be existing in high proportion to rare earths at the Lemhi Pass.  If this process becomes viable, the remaining “heavy” rare earths mineralization in the Lemhi Pass properties currently owned and held by USRE would thus become more readily accessible and thereby, arguably more valuable.  Accordingly, USRE agrees and hereby gives the Defendants and Thorium Energy a first right of refusal for ten (10) years from the date this Agreement is executed to contract with USRE in regard to its thorium on terms consistent with those as put forth by an independent third-party bidder, joint venturer or other commercial bidder to be determined by the parties at that time.  Further, USRE agrees to execute a confidentiality and non-compete agreement in this regard at such time as the Defendants’ process is so submitted and disclosed to USRE for this purpose.

(c) That USRE issue to either:  (i) John Victor Lattimore, Jr.; (ii) Lattimore Properties, Inc., a Texas company affiliated with John Victor Lattimore, Jr.; or (iii) Unique Materials, LLC (“Holder”), affiliated with John Victor Lattimore, Jr. (at John Victor Lattimore, Jr.’s sole and absolute discretion), an option to purchase up to three million (3,000,000) shares of USRE common stock at $1.00 a share and upon other terms to be decided by the Board of Directors of USRE; and

(d) That the Holder of the Convertible Secured Promissory Note (“Note” or “Note Agreement”) mentioned in paragraph 4(b) above or any affiliate of it may not convert said Note or any other subsequent convertible note entered into with USRE to stock at less than one dollar ($1.00) per share.

8. The Defendants agree that upon execution of this Agreement any intellectual property, trademarks or the like (such as websites, web domains, internet sites), bearing the name or terms “U.S. Rare Earths,” or in any way referring to the mining and/or mineral claims and/or leases owned by USRE will be promptly disclosed and immediately conveyed to the Company.

9. Neither this Settlement Agreement, nor the fact or any terms of this Settlement Agreement, is an admission, evidence or concession by any Party of any liability or wrongdoing or damages whatsoever.  Neither this Settlement Agreement, nor the fact or any terms of this Settlement Agreement, nor the settlement negotiations, nor statements in connection therewith, nor any related documents shall be used or construed as an admission or other evidence of any fault, liability or wrongdoing by or damage to any person.

10. The waiver of any Party of any breach of this Settlement Agreement by any other Party shall not be deemed a waiver of any other prior or subsequent breach of any provision of this Settlement Agreement by any other Party.

11. This Settlement Agreement may be executed in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument.

12. The terms, provisions and language of this Settlement Agreement have been negotiated and drafted by the Parties and their respective legal counsel.  DEFENDANTS AND USRE AS DEFINED ABOVE REPRESENT AND WARRANT THAT THEY HAVE CONSULTED WITH THEIR LEGAL COUNSEL.  Nothing in this Settlement Agreement should be construed or interpreted against any Party as the drafting party, or for any reason by operation of similar rules of construction.

13. Pursuant to its terms, this Settlement Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties, including any entity into or with which any party may merge, consolidate or reorganize.

14. This Settlement Agreement and any and all disputes arising out of or relating to this Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to choice of law principles.

15. Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of any state or federal court sitting in Nevada, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Settlement Agreement or any of the transactions contemplated by this Settlement Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees not to bring any action or proceeding arising out of or relating to this Settlement Agreement or any of the transactions contemplated by this Settlement Agreement in any other court, and (iv) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

16. In the event that any Party to this Settlement Agreement shall file or be required to defend any action to enforce the terms of this Settlement Agreement, including without limitation, the successful defense of any claim brought by a Party that is, or has been, released by the Parties under paragraphs 2 and 3 above of this Settlement Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all of the prevailing Party’s costs associated with such action, including without limitation, reasonable attorneys’ fees.

17. If one or more of the provisions contained in this Settlement Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions of the Settlement Agreement shall not be affected or impaired, and the Parties will in good faith agree upon a valid and enforceable provision that shall be a reasonable substitute for such invalid or unenforceable provision.

18. Except as otherwise indicated or provided in paragraph 6(c) above, the Parties shall pay their own fees and costs, including attorneys’ fees, incurred in connection with the Action and this Settlement Agreement.

19. This Settlement Agreement constitutes the entire agreement among the Parties with respect to the subject matter thereof, and may be modified or amended only by a writing signed by the signatories hereto.

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20. This Settlement Agreement shall be relegated or reduced to an Order of the Nevada Court such that its terms can be enforced by either Party by means of filing a Motion for an Order to Show Cause in and before the Nevada Court in which the litigation is now pending.  This Settlement Agreement shall become effective on the date on which it has been executed by both sets of Parties and upon such time as it has been approved by the Nevada Court (the “Effective Date”).

By: Edward F. Cowle /s/ Edward F. Cowle Title: Defendant, an individual Date: 3/15/2013	By: H. Deworth Williams /s/ H. Deworth Williams Title: Defendant, an individual Date: 3/15/2013

By: Geoff Williams /s/ Geoff Williams Title: Defendant, an individual Date: 3/15/2013	By: Blue Cap Development Corp. /s/ Geoff Williams Title: Defendant, a Nevada corporation Date: 3/15/2013
By: John Victor Lattimore, Jr. /s/ John Victor Lattimore, Jr. Title: Chairman of the Board of Directors of USRE Date:__________________________	By: Kevin M. Cassidy /s/ Kevin M. Cassidy Title: Chief Executive Officer of USRE Date:________________________